UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- June 24, 2005
(Date of earliest event reported)

U.S. GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement

On June 24, 2005, US Geothermal Inc. signed a service agreement for firm, point-to-point power transmission with the Bonneville Power Administration Transmission Business Line (BPA) for up to 12 megawatts (MW) of electrical transmission capacity for an initial term of 30 years, beginning June 1, 2006. The service agreement is intended to provide transmission capability in support of the company’s Power Sales Agreement with Idaho Power Company for the first phase of development at the company’s Raft River project. Charges under the transmission agreement are based on federal tariff; the non-refundable annual reservation fee for the first year is $12,336, which represents an estimation of likely annual charges under the agreement, without taking into account potential “short distance” discounts.

In addition to the transmission agreement for the first phase of the Raft River project, the company has reserved capacity through December 1, 2010, for up to 12 MW each, for an additional 24 MW of transmission capacity with BPA to support the company’s other two Power Sales Agreements with Idaho Power Company, and has paid fees of $24,672 for the first year. The term of service will be increased once the projects are further along in the development process. In addition, if the BPA receives a firm request for transmission capacity for the period after December 1, 2010 (assuming the company has not already extended the term), the company will have the first right to match the term proposed by the third party.

Item 7.01     Regulation FD Disclosure.

                      On June 27, 2005, the Company issued a press release announcing that it had entered into the service agreement for firm, point-to-point power transmission. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.2.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits

99.1	Service Agreement for Point to Point Transmission Service dated June 24, 2005

99.2	Copy of Press Release Issued June 27, 2005

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 2005	US Geothermal Inc.

	By:	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer